Exhibit (H)(1)

FORM OF
ADMINISTRATION AGREEMENT

DREYFUS PREMIER STOCK FUNDS
200 Park Avenue
New York, New York 10166

January __, 2003

The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Sirs:

          The above-named investment company (the “Fund”) consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a “Series”), herewith confirms its agreement with you as follows:

          The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund’s Board. The Fund desires to employ you to act as its administrator with respect to the Series.

          In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund’s behalf in any such respect.

           Subject to the supervision and control of the Fund’s Board, you will assist in supervising all aspects of each Series’ operations except investment management of the Series’ portfolio. It is understood that each Series’ assets will be invested in another investment company.

          You will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to the Fund’s stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and calculate or arrange for the calculation of the net asset value of each Series’ shares.

          You shall exercise your best judgment in rendering the services to be provided hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

          In consideration of the services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite each Series’ name on Schedule 1 hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund’s then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of a Series’ shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          For the purpose of determining fees payable to you, the value of each Series’ net assets shall be computed in the manner specified in the Fund’s charter documents for the computation of the value of the Series’ net assets.

          You will bear all expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities or those of any of your affiliates, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining the Fund’s existence, costs of independent pricing services, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of shareholders’ reports and corporate meetings, costs of preparing and printing certain prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, and any extraordinary expenses. Notwithstanding the foregoing, as long as a Series invests all of its investable assets in a “master portfolio” as described in its Prospectus, you will bear all charges of custodians with respect to the Series.

          The Fund understands that you now act and will continue to act as administrator of various investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting. In addition, it is understood that the persons employed by you to assist in the performance of duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of you or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee, or agent or one under your control or direction of you even though paid by you.

          As to each Series, this Agreement shall continue until the date set forth opposite each Series’ name on Schedule 1 hereto (the “Reapproval Date”) and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series’ name on Schedule 1 hereto (the “Reapproval Day”), provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of such Series’ outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund’s Board members who are not “interested persons” (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days’ notice, by the Fund’s Board or by vote of holders of a majority of such Series’ shares or, upon not less than 90 days’ notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

          The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships and other entities (including other investment companies) and that such other entities may include the name “Dreyfus” as part of their name, and that your corporation or its affiliates may enter into administration or other agreements with such other entities. If you cease to act as the Fund’s administrator, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including “Dreyfus” in any form or combination of words.

          This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the relevant Series and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, DREYFUS PREMIER STOCK FUNDS By:_____________________________________

Accepted: THE DREYFUS CORPORATION By:_____________________________________

SCHEDULE 1

                                   Annual Fee as
                                   a Percentage
                                    of Average
                                     Daily Net           Reapproval            Reapproval
 Name of Series                      Assets                Date                   Day
--------------------------      -----------------  --------------------  -----------------

Dreyfus Premier Small Cap
   Equity Fund                         .10%           January 27, 2005        January 27th

Dreyfus Premier International
   Equity Fund                         .10%           January 27, 2005        January 27th

Dreyfus Premier International
   Small Cap Fund                      .10%           January 27, 2005        January 27th